Exhibit 21.1

Defense Technologies International Corp.
List of Subsidiaries

Entity	State of Incorporation	Percentage of Ownership

Long Canyon Gold Resources Corp.	British Columbia, Canada	100%
Defense Technology Corporation	Colorado	100%